CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form SB-2 of MIP Solutions, Inc. our report for the years ended December 31, 2006 and 2005 dated March 12, 2007 relating to the financial statements of MIP Solutions, Inc. which appear in such Form SB-2.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, WA
April 4, 2007